Exhibit 99.1

TPI Composites, Inc. Announces up to $600 Million Capital Investment from

Oaktree – Strengthens Liquidity Position and Supports Long Term Strategy and

Prospects

Scottsdale, AZ, November 8, 2021 — TPI Composites, Inc. (Nasdaq: TPIC), the only independent manufacturer of composite wind blades with a global footprint, announced today that it has entered into a stock purchase agreement to issue and sell $400 million of Series A Preferred Stock to investment funds managed by Oaktree Capital Management (“Oaktree”). Under the terms of the stock purchase agreement, TPI will issue and sell $350 million of Series A Preferred Stock to Oaktree, subject to customary closing conditions. TPI also may elect at its option to require Oaktree to purchase an additional $50 million of Series A Preferred Stock upon the same terms and conditions as the initial issuance of the Series A Preferred Stock during the two-year period following the closing of the initial issuance. TPI expects that the initial closing for the sale of the Series A Preferred Stock will occur in late November. At the closing, TPI will also issue to Oaktree a warrant to purchase approximately 4.7 million shares of TPI common stock with a five-year term and an exercise price of $0.01 per share. Subject to the mutual agreement of TPI and Oaktree, Oaktree may invest an additional $200 million for follow on capital.

The Series A Preferred Stock will be entitled to dividends at the rate of 11% per year and can be paid in kind for the first two years following the sale of the Series A Preferred Stock. TPI intends to use the net proceeds from the sale of the Series A Preferred Stock to pay off all outstanding indebtedness under its senior credit facility and the balance for general corporate purposes. Following closing of the initial investment, Oaktree will be entitled to nominate a member to TPI’s Board of Directors.

“Oaktree is an experienced investor across the power and energy value chains and today’s announcement is a strong endorsement of our strategy and growth prospects. Oaktree’s investment will strengthen our balance sheet significantly and positions TPI to navigate a rapidly evolving market and operating environment in the near-term while providing the flexibility to take advantage of longer-term growth opportunities” remarked Bill Siwek, President and CEO of TPI.

“We are excited to partner with TPI through this investment. TPI’s strong market position and long-term customer relationships ideally position the company to continue playing a key role in the ongoing and accelerating global transition to renewable energy.” said Peter Jonna, Managing Director of Oaktree’s Power Opportunities Group. Brook Hinchman, Managing Director and Co-Head of North America for Oaktree’s Global Opportunities Group, added “We appreciate the opportunity to work with Bill and the TPI team to provide capital to accelerate the Company’s growth in an industry that is imperative to the clean energy transition.”

Additional information regarding the investment and the Series A Preferred Stock will be included in a Current Report on Form 8-K to be filed by TPI with the Securities and Exchange Commission.

Lazard acted as TPI’s financial advisor. Goodwin Procter LLP acted as TPI’s legal advisor and Sullivan & Cromwell acted as Oaktree’s legal advisor.

About TPI Composites, Inc.

TPI Composites, Inc. is the only independent manufacturer of composite wind blades for the wind energy market with a global manufacturing footprint. TPI delivers high-quality, cost-effective composite solutions through long-term relationships with leading OEMs in the wind and transportation markets. TPI is headquartered in Scottsdale, Arizona and operates manufacturing facilities in the U.S., China, Mexico, Turkey and India. TPI operates additional engineering development centers in Denmark and Germany.

About Oaktree

Oaktree is a leader among global investment managers specializing in alternative investments, with $158 billion in assets under management as of September 30, 2021. The firm emphasizes an opportunistic, value-oriented and risk-controlled approach to investments in credit, private equity, real assets and listed equities. The firm has over 1,000 employees and offices in 19 cities worldwide. For additional information, please visit Oaktree’s website at http://www.oaktreecapital.com/.

Forward-Looking Statements

This release contains forward-looking statements which are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements, among other things, concerning the estimated closing date of the Series A Preferred Stock financing transaction; growth of the wind energy and electric vehicle markets and our addressable markets for our products and services effects on our financial statements and our financial outlook; our business strategy, including anticipated trends and developments in and management plans for our business and the wind industry and other markets in which we operate; our projected annual revenue growth; competition; future financial results, operating results, revenues, gross margin, operating expenses, profitability, products, projected costs, warranties, our ability to improve our operating margins, and capital expenditures. These forward-looking statements are often characterized by the use of words such as “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “seek,” “believe,” “forecast,” “foresee,” “likely,” “may,” “should,” “goal,” “target,” “might,” “will,” “could,” “predict,” “continue” and the negative or plural of these words and other comparable terminology. Forward-looking statements are only predictions based on our current expectations and our projections about future events. You should not place undue reliance on these forward-looking statements. We undertake no obligation to update any of these forward-looking statements for any reason. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these statements. These factors include, but are not limited to, the matters discussed in “Risk Factors,” in our Annual Report on Form 10-K and other reports that we will file with the SEC.

Investor Relations

480-315-8742

Investors@TPIComposites.com

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